Exhibit 10.5

(B.C. ZIEGLER AND COMPANY LOGO)

                                                    INTER-OFFICE CORRESPONDENCE

DATE:      May 5, 1999

TO:        Gary Engle

FROM:      Peter Ziegler

SUBJECT:   Memo of Understanding - Severance


This memo reflects our mutual understanding relative to severance payment to you in the event of change of control of The Ziegler Companies, Inc. (ZCO). Change of control is defined as a change in the majority of the Board of Directors of ZCO or ownership of more than 50% of the common stock of ZCO.

In the event of change in control and your employment is terminated by ZCO or its successor, within two years of the date of that event, you will be entitled to a severance payment equal to one year's salary at your then current rate. If termination occurs in the third or fourth years after change in control, you will be entitled to a severance payment equal to 50% of one year's salary at your then current rate. Severance will be paid in cash and will become due within 60 days of termination of employment.

The above described severance arrangement will terminate 7 years following initiation of employment (4/20/99).